Exhibit 99.1

Enveric Biosciences Strengthens Intellectual Property Portfolio with New U.S. Patent for Tryptamine-derived Prodrugs

Composition of matter and methods of use claims encompass EB-373, Enveric’s new chemical entity psilocin prodrug being developed for the treatment of anxiety disorder

CAMBRIDGE, Mass., August 28, 2023 – Enveric Biosciences (NASDAQ: ENVB) (“Enveric” or the “Company”), a biotechnology company dedicated to the development of novel neuroplastogenic small-molecule therapeutics for the treatment of anxiety, depression, and addiction disorders, today announced that the United States Patent and Trademark Office issued U.S. Patent No. 11,707,441, titled “C4-Carbonothioate-substituted Tryptamine Derivatives and Methods of Using,” pertaining to the Company’s lead candidate EB-373, a psilocin prodrug being developed for the treatment of anxiety disorder.

This new patent, issued July 25, 2023, provides Enveric with intellectual property rights for compositions and methods for tryptamine-derived prodrugs utilizing C4-substituted tryptamine derivatives and C4-carbonothiate-substituted tryptamine derivatives. These enhancements to the tryptamine chemical structure are designed to potentially elicit a more rapid onset of action, more controlled therapeutic effect, and reduced gastrointestinal side-effects compared to conventional psilocin prodrugs, such as psilocybin. Enveric’s lead product candidate, EB-373, is a new chemical entity (NCE) psilocin prodrug being developed for the treatment of anxiety disorder.

“This U.S. patent issuance is a significant milestone for Enveric in our effort to advance novel tryptamine compounds that are unique and differentiated from other psilocin-based candidates being developed for the treatment of mental health disorders,” said Joseph Tucker, Ph.D., Director and CEO of Enveric. “Several tryptamines including psilocybin, DMT and 5MeO-DMT have shown therapeutic benefit for the treatment of numerous psychiatric diseases. However, these compounds are not optimized for induction of consistent and predictable neuroplasticity, resulting in intense psychedelic experiences that are a barrier to widespread therapeutic application. With EB-373 and our EVM201 and EVM301 Series, we are focused on creating innovative, non-obvious alterations to related compounds that are intended to generate neuroplastic changes which will yield efficacious treatments for critical mental health disorders, while also minimizing unwanted side effects and safety concerns.”

“Enhancing the IP protection for our technologies is a key growth driver for Enveric, and we have recently received multiple notices of allowance from the USPTO for EB-373 and our EVM201 and EVM301 Series. We now anticipate several of these applications to result in U.S. patents over the coming months,” said Tucker.

About EB-373

Enveric’s lead drug candidate, EB-373, is a New Chemical Entity (NCE), designed as a next-generation proprietary psilocin prodrug and developed leveraging the company’s Psybrary™ drug discovery platform to target anxiety disorders. In preclinical studies, EB-373 displayed efficient prodrug parameters, demonstrating rapid and complete generation of psilocin both in vitro and when orally administered. Mice treated with EB-373 demonstrate dose-dependent induction of head twitch response characteristic of psilocin. In the Marble Burying Test, an animal behavioral model of anxiety, EB-373 was able to promptly rescue the enhanced rate of marble burying observed in chronically stressed mice, in line with the control baseline behavior and with long-term anxiolytic benefits lasting the length of the study, 7 days post-dose.

About Enveric Biosciences

Enveric Biosciences (NASDAQ: ENVB) is a biotechnology company dedicated to the development of novel neuroplastogenic small-molecule therapeutics targeting neuronal atrophy for the treatment of anxiety, depression, and addiction disorders. Leveraging its unique discovery and development platform, The Psybrary™, Enveric has created a robust Intellectual Property portfolio of New Chemical Entities for specific mental health indications. Enveric’s lead program, the EVM201 Series, comprises next generation synthetic prodrugs of the active metabolite, psilocin. Enveric is developing the first product from the EVM201 Series – EB-373 – for the treatment of anxiety disorders. Enveric is also advancing its second program, the EVM301 Series, to offer a first-in-class, new approach to the treatment of difficult-to-address mental health disorders, mediated by the promotion of neuroplasticity without also inducing hallucinations in the patient. Enveric is headquartered in Naples, FL with offices in Cambridge, MA and Calgary, AB Canada. For more information, please visit www.enveric.com.

Forward-Looking Statements

This press release contains forward-looking statements and forward-looking information within the meaning of applicable securities laws. These statements relate to future events or future performance. All statements other than statements of historical fact may be forward-looking statements or information. Generally, forward-looking statements and information may be identified by the use of forward-looking terminology such as “plans,”“ expects” or “does not expect,” “proposed,” “is expected,” “budgets,” “scheduled,” “estimates,” “forecasts,” “intends,” “anticipates” or “does not anticipate,” or “believes,” or variations of such words and phrases, or by the use of words or phrases which state that certain actions, events or results may, could, would, or might occur or be achieved. Forward-looking statements may include historical statements and statements regarding beliefs, plans, expectations, or intentions regarding the future and are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including, but not limited to, the ability of Enveric to: carry out successful clinical programs in Australia; achieve the value creation contemplated by technical developments; avoid delays in planned clinical trials; establish that potential products are efficacious or safe in preclinical or clinical trials; establish or maintain collaborations for the development of therapeutic candidates; obtain appropriate or necessary governmental approvals to market potential products; obtain future funding for product development and working capital on commercially reasonable terms; scale-up manufacture of product candidates; respond to changes in the size and nature of competitors; hire and retain key executives and scientists; secure and enforce legal rights related to Enveric’s products, including patent protection; identify and pursue alternative routes to capture value from its cannabinoid clinical development pipeline assets; continue as a going concern; and manage its future growth effectively.

A discussion of these and other factors, including risks and uncertainties with respect to Enveric, is set forth in Enveric’s filings with the Securities and Exchange Commission (SEC), including Enveric’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Enveric disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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